Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-158933, No. 333-158934, No. 33-42172, No. 33-54615, No. 33-61154, No. 333-07127 (as amended), No. 333-41913, No. 333-41919, No. 333-31321 (as amended), No. 333-31323, No. 333-48389, No. 333-44662, No. 333-107759, No. 333-107760, No. 333-107761, and No. 333-127021) on Form S-8; registration statement (No. 333-165045) on Form S-3; and registration statements (No. 333-89433 (as amended), No. 333-87199, No. 333-80157 (as amended), and No. 333-41030 (as amended)) on Form S-4 of Texas Instruments Incorporated of our report dated July 20, 2010, with respect to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries (the Company) as of May 30, 2010 and May 31, 2009, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended May 30, 2010, and the accompanying financial statement schedule, which report appears in the Form 8-K of Texas Instruments Incorporated dated May 16, 2011, and to the reference to our firm under the heading “Experts” in the prospectus supplement dated May 16, 2011.

Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for the valuation of financial assets and liabilities and the measurement date of its defined benefit pension plans at the beginning of fiscal year 2009, and its method of accounting for uncertain tax positions at the beginning of fiscal 2008 resulting from the adoption of new accounting pronouncements.

(signed) KPMG LLP

Mountain View, California

May 16, 2011